Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is hereby endorsed to change the Reserve provision under the Deposit, Reserve, and Surrender Provisions to read as follows:

         The Reserve is equal to:

         (a)      the Net Deposit(s) credited tot he General Account (if any);
                  plus

         (b)      General Account interest added by Aetna; plus

         (c)      the value of Separate Account Record Units (if any); minus

         (d) a charge of $30 on each anniversary of the Date of Issue of this Contract; and minus

         (e)      any amounts previously surrendered.

Endorsed and made a part of this Contract on the Date of Issue of the Contract.




                              /s/ William O. Bailey
                                    President